EXHIBIT (a)(4)
THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL UNITS. THE OFFER IS BEING MADE SOLELY BY THE OFFER TO PURCHASE OF MADISON LIQUIDITY INVESTORS 104, LLC, DATED MAY 13, 1999, AND THE RELATED AGREEMENT OF ASSIGNMENT AND TRANSFER AND IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, UNITHOLDERS RESIDING IN ANY JURISDICTION IN WHICH MAKING OR ACCEPTING THE OFFER WOULD VIOLATE THAT JURISDICTION'S LAWS. IN THOSE JURISDICTIONS WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE MADE ON BEHALF OF MADISON LIQUIDITY INVESTORS 104, LLC, IF AT ALL, ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED
                 UNDER THE LAWS OF SUCH JURISDICTION.

                 NOTICE OF OFFER TO PURCHASE FOR CASH
             UNITS OF BENEFICIAL ASSIGNMENT CERTIFICATES
                                  of
                       CAPITAL SOURCE II L.P.-A
                                  at
                            $5.00 PER UNIT
                                  by
                 MADISON LIQUIDITY INVESTORS 104, LLC

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT
5:00 P.M., EASTERN STANDARD TIME, June 17, 1999, UNLESS THE OFFER IS
                             EXTENDED.


Madison Liquidity Investors 104, LLC (the "Purchaser") hereby seeks to acquire Units of Beneficial Assignment Certificates (the "Units") in Capital Source II L.P.-A, a Delaware limited partnership (the "Partnership"). The Purchaser hereby offers to purchase up to 196,544 Units at $5.00 per Unit (the "Purchase Price"), in cash, reduced by (i) the $50.00 transfer fee (per transfer, not per Unit) charged by the Partnership and (ii) any cash distributions made on or after May 13, 1999 (the "Offer Date"), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Assignment and Transfer, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The Offer will expire at 5:00 p.m., Eastern Standard Time, on June 17, 1999 or such other date to which the Offer may be extended (the "Expiration
Date").   This Offer is being made by the Purchaser solely for
investment purposes and not for purposes of acquiring or influencing control of the business of the Partnership.

If tendering Unitholders tender more than the number of Units that the Purchaser seeks to purchaser pursuant to the Offer, the Purchaser will take into account the number of Units so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, and in accordance with Partnership's Agreement of Limited Partnership, according to the number of Units tendered by each tendering Unitholder during the period during which the Offer remains open.

All validly tendered Units that are not properly withdrawn prior to the Expiration Date, and not otherwise subject to proration, shall be paid to the Unitholder by the Purchaser in accordance with the terms and conditions of the Offer. The Purchaser has filed a
Schedule 14D-1 with the United States Securities and Exchange Commission in connection with the Offer. The Purchaser's information contained in its filing on Schedule 14D-1 and the exhibits thereto are incorporated herein by reference.

THIS OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. A UNITHOLDER MAY TENDER ANY OR ALL UNITS
OWNED BY SUCH UNITHOLDER AS LONG AS SUCH TENDER DOES NOT OTHERWISE VIOLATE THE TERMS OF THE LIMITED PARTNERSHIP AGREEMENT OF THE
PARTNERSHIP.

For purposes of the Offer, the Purchaser shall be deemed to have been accepted for payment (and thereby purchased tendered Units) when the Purchaser is in receipt of the Partnership's confirmation that the transfer of Units has been effectuated.

If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which the Offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to Holders. Accordingly, if prior to the Expiration Date, the Purchaser increases (other than increases of not more than two percent of the outstanding Units) or decreases the number of Units being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Holders, the Offer will be extended at least until the expiration of such ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The period of time during which the Offer is open may be extended by the Purchaser, at any time and from time to time. If the Purchaser extends the Offer, such extension will be followed by a press release or public announcement thereof, which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date.

For withdrawal to be effective, a written notice of withdrawal must be timely received by the Purchaser (i.e. a valid notice of withdrawal must be received after May 13, 1999 but on or before June 17, 1999, or such other date to which this Offer may be extended) at the address set forth in the attached Agreement of Assignment and Transfer. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Agreement of Assignment and Transfer and must also contain a Medallion Signature Guarantee.

In conjunction with this publication, a request of America First Capital Source II, L.L.C. and Insured Mortgage Equities II, Inc., the general partners of the Partnership, has been made for the use of the list of Unitholders and security position listings for the purpose of disseminating this Offer to Unitholders. Tender offer materials will be mailed to Unitholders of record and will be furnished to brokers, banks and similar persons whose name appears or whose nominee appears on the list of Unitholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of such securities.

The terms of the Offer are more fully set forth in the Offer to Purchase with respect to the Offer and the related Agreement of Assignment and Transfer (collectively, the "Tender Offer Documents"). The Tender Offer Documents contain terms and conditions, and the information required by Rule14d-6(e)(1)(vii) under the Exchange Act, which are incorporated herein by reference.

Questions and requests for assistance or additional copies of the offering material may be directed to Madison Liquidity Investors
104, LLC, P.O. Box 4757, Englewood, Colorado 80155, telephone (303)
858-0000.

May 13, 1999